Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2008, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) and management’s assessment of the effectiveness of internal control over financial reporting of Watsco, Inc. and subsidiaries appearing in the 2007 Annual Report of Watsco, Inc. to its shareholders, which are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2007, and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP
Miami, Florida
February 29, 2008